Exhibit 99.1

Occupational Health + Rehabilitation Inc First Quarter Net Income
Increases to $201,000 from $68,000 in 2003

    HINGHAM, Mass.--(BUSINESS WIRE)--May 14, 2004--Occupational Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the quarter ended March 31, 2004.

    Quarter Highlights:

    --  5% increase in revenue to $14,105,000 in 2004 from $13,472,000 in 2003.

    -- 25% increase in center operating profits to $2,323,000 in 2004 from $1,853,000 in 2003.

    -- Income from operations of $734,000 in 2004 versus $440,000 in 2003.

    --  Net income of $201,000 in 2004 versus $68,000 in 2003.

    --  EBITDA of $919,000 in 2004 compared to $474,000 in 2003.

    John C. Garbarino, OH+R's President and Chief Executive Officer, said "First quarter earnings were nearly triple those for the same period in the prior year. These results build on our return to profitability in the fourth quarter of 2003 and give us renewed confidence for our prospects for the rest of the year. Revenue at centers open for comparable periods in both years increased 12%, primarily due to growth in revenue per visit as a result of price increases. New injury initial visits and prevention/regulatory compliance services showed small volume decreases.
    "Center operating margins increased to 16.5% of net revenue from 13.8%. This improvement was due in part to higher prices and in part to the elimination in the first quarter of 2003 of unprofitable lines of business in Connecticut and Tennessee."
    OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company currently operates 36 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries and illnesses, and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service. OH+R is expanding its network of service delivery sites, principally through joint ventures with hospitals and development of its workplace health programs.

    Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; the impact of competition; and other factors discussed in OH+R's filings with the Securities and Exchange Commission.



               OCCUPATIONAL HEALTH + REHABILITATION INC
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                         Statements of Income

                                               Three Months Ended
                                                    March 31,
                                               2004           2003
                                               ----           ----
Revenue                                     $ 14,105       $ 13,472

Center operating profit                      $ 2,323        $ 1,853

Operating margin                               16.5%          13.8%

Income from operations                         $ 734          $ 440

Net income                                     $ 201           $ 68

EBITDA                                         $ 919          $ 474

Net income (loss) available
 to common shareholders - basic                $ 201         $ (78)

Net income (loss) per common share
          -basic                              $ 0.07       $ (0.05)
          -assuming dilution                  $ 0.06       $ (0.05)

Weighted average common shares outstanding
          -basic                               3,088          1,587
          -assuming dilution                   3,213          1,587


                            Balance Sheets

                                             March 31,    December 31,
                                               2004           2003
                                             ---------    -----------
Assets:
      Cash                                   $ 1,400        $ 1,744
      Accounts receivable, net                 9,491          8,771
      Other current assets                     1,246          1,503
      Non-current assets                      11,732         12,081
                                            $ 23,869       $ 24,099

Liabilities and Stockholders' Equity:
      Current liabilities                   $ 15,349       $ 15,150
      Long-term debt                           1,317          1,705
      Minority interests                       1,188          1,430
      Stockholders' equity                     6,015          5,814
                                            $ 23,869       $ 24,099

    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino, 781-741-5175
             President and Chief Executive Officer
             or
             Keith G. Frey, 781-741-5175
             Chief Financial Officer